UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 12, 2004

VALUECLICK, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4353 Park Terrace Drive Westlake Village, California		91361
(Address of principal executive offices)		(Zip Code)

(818) 575-4500

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 12, 2004, ValueClick announced its financial results for the fiscal quarter and full year ended December 31, 2003. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) included in the attached press release is a non-GAAP financial measure which represents net income (loss) excluding the effects of interest, income taxes, depreciation, amortization, and non-cash cumulative effect of a change in accounting principle. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

We believe that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments and income from interest on our cash and marketable securities that are not directly attributable to the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

Though management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per share measures. The Company believes that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

The non-GAAP measure included in the press release should be considered in addition to, not as a substitute for, or superior to other measures of the Company’s financial position prepared in accordance with generally accepted accounting principles.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ValueClick, Inc.
Dated: February 12, 2004	By:	/s/ Samuel J. Paisley
Samuel J. Paisley
Chief Financial Officer

VALUECLICK, INC..

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated February 12, 2004 (included herewith).